EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference of our firm under the caption ‘Experts’ in the Registration Statement on Shelf-Registration Form F-3 and related Prospectus of Tsakos Energy Navigation Ltd., filed on December 1, 2003, for the registration of up to $150,000,000 of common shares, preferred shares, warrants, debt securities, purchase contracts or units, and to the incorporation by reference of our report dated February 25, 2003, with respect to the consolidated balance sheet of Tsakos Energy Navigation Ltd. as of December 31, 2002 and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2002, included in its Annual Report on Form 20-F for the year ended December 31, 2002 and the related financial statement schedule included therein filed with the U.S. Securities and Exchange Commission on June 30, 2003.

/s/ ERNST & YOUNG

Athens, Greece

December 1, 2003

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